EXHIBIT (a)(1)
ORBITAL SCIENCES CORPORATION
OFFER TO AMEND THE PORTION OF CERTAIN OUTSTANDING OPTIONS THAT
WERE UNVESTED AS OF DECEMBER 31, 2004
JANUARY 5, 2007

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON TUESDAY, FEBRUARY 6, 2007, UNLESS THE OFFER IS EXTENDED.
Orbital Sciences Corporation (“Orbital”, the “Company”, “us” or “we”) is making this offer to amend certain stock options to purchase shares of the Company’s common stock, par value $0.01 per share (“Orbital common stock”), previously granted to its employees under the Orbital Sciences Corporation 1997 Stock Option and Incentive Plan, as amended (the “Plan”). The Company recently determined that the fair market value per share of Orbital common stock on the grant measurement dates for such options for accounting and tax purposes (which we refer to herein as the “grant measurement dates” and which are not the same dates as the “grant date” in your option agreements) was higher than their respective exercise prices. Orbital is making this offer because of the potential adverse tax consequences that apply when the exercise price of a stock option is lower than the market price of Orbital common stock on the grant measurement date for tax purposes. The options eligible for this offer have the grant dates (as set forth in the applicable option agreements) and the corresponding exercise prices per share set forth in the following table, which also includes information regarding the fair market value per share of Orbital common stock on each grant measurement date.

		Adjusted Exercise Price
		Based on Fair Market Value
	Current Exercise Price	per Share of Orbital
Grant Date as Set Forth	as Set Forth	Common Stock on Grant
in Option Agreement	in Option Agreement	Measurement Date 1/
June 23, 2003	$7.08	$7.80
January 29, 2004	$12.62	$13.74
May 18, 2004	$12.05	$12.84
August 13, 2004	$9.77	$10.80
April 18, 2005	$9.16	$9.33
October 27, 2005	$11.07	$11.63
November 9, 2005	$11.49	$11.90

1/	The fair market value per share for the applicable grant measurement date will become the adjusted exercise price if this Offer is accepted by the option holder and the applicable option is amended.
Section 409A of the Internal Revenue Code (“Section 409A”) provides that options granted with a below-market exercise price, to the extent they were not vested as of December 31, 2004, will be subject to adverse income tax consequences unless the below-market options are first brought into compliance with Section 409A prior to the end of the transition period set by the Internal Revenue Service (currently, December 31, 2007 for optionees who are not executive officers of the Company). Accordingly, Orbital is now offering individuals who were granted options listed in the table set forth above and who will be subject to taxation as a result of Section 409A if the below-market options are not brought into compliance, the opportunity to amend the portion of their options that (i) was unvested as of December 31, 2004 and (ii) remains outstanding and unexercised on the expiration date of this offer (with such portion to constitute an “Eligible Option”), to increase such options’ current exercise prices per share to the fair market value per share of Orbital common stock on the applicable grant measurement date for tax purposes. Please note, however, that even though options granted with below-market exercise prices may have vested subsequent to December 31, 2004, an optionee who accepts this offer will not be subject to the adverse tax consequences of Section 409A by virtue of such vesting. The new exercise prices per share resulting from such amendment will apply only to the Eligible Option shares. The balance of each option grant that is not an Eligible Option will not be subject to this offer and will not constitute an Eligible Option for purposes of this offer. That portion of the options will retain its current exercise price and will not, to the extent it was vested as of December 31, 2004, be subject to adverse tax consequences under Section 409A.
Example: Assume that you were granted an option to purchase 1,500 shares which had a grant date of December 5, 2003 and an exercise price per share of $10.00. Also assume that the fair market value of a share of Orbital common stock on the grant measurement date was $10.10 and that the option vests in three equal annual installments over the three-year period measured from December 5, 2003 and, as of December 31, 2004, the option was unvested as to 1,000 of those shares. That unvested portion of the option grant constitutes an Eligible Option for purposes of this offer. No other portion of that option grant may be amended pursuant to this offer. Assume you have not exercised your option. If you accept this offer and elect to amend your entire Eligible Option, then your Eligible Option will be amended to have an increased exercise price of $10.10 per share with respect to those 1,000 shares. No other changes will be made to your December 5, 2003 option.
The current exercise price, adjusted exercise price and fair market value assumed in the above example are for illustrative purposes only and are not meant to reflect our view of what the trading price of Orbital common stock will be in the short, medium or long term.
The offer set forth in this Offer to Amend (the “Offer to Amend”) and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”) will expire on the expiration date, currently set for 5:00 p.m., Eastern Time, on February 6, 2007, unless extended (the “Expiration Date”).
We are making this Offer upon the terms and subject to the conditions set forth in this Offer to Amend and the related Letter of Transmittal, including the conditions described in Section 7—“Conditions of the Offer.” You are not required to accept the Offer. The Offer is not conditioned upon the acceptance of the Offer with respect to a minimum number of Eligible Options.
Each Eligible Option that we accept for amendment will be amended on the first business day following the Expiration Date of this Offer. Subject to satisfaction of the conditions to the Offer, we currently intend to accept for amendment all Eligible Options of those optionees who accept the Offer. The amendment will result in a new exercise price per share equal to the fair market value per share of Orbital common stock on the grant measurement date of the applicable option. Each amended Eligible Option will otherwise continue to be subject to the same vesting schedule, exercise period, option term and other terms and conditions as in effect for that option immediately prior to the amendment.
As of December 29, 2006, options to purchase 4,521,512 shares of Orbital common stock were issued and outstanding under the Plan, including Eligible Options to purchase up to 795,402 shares of Orbital common stock.
Although our Board of Directors has approved this Offer, neither we nor our Board of Directors will make any recommendation as to whether you should accept the Offer to amend your Eligible Option. You must make your own decision whether to accept the Offer to amend your Eligible Option, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A may apply to your Eligible Option if it is not amended pursuant to this Offer.
Shares of Orbital common stock are listed on the New York Stock Exchange under the symbol “ORB.” On December 29, 2006, the last reported sale price of Orbital common stock on the New York Stock Exchange was $18.44 per share. The adjusted per share exercise price to which the Eligible Options will be repriced represents the fair market value per share of Orbital common stock on the grant measurement date for those options. Neither the current exercise price nor the adjusted exercise price is meant to reflect our view of what the trading price of Orbital common stock will be in the short, medium or long term.
You should direct questions about the Offer or requests for assistance or for additional copies of this document or the Letter of Transmittal to Vanessa Hoang by telephone at (703) 406-5505 or by e-mail at hoang.vanessa@orbital.com.
We have not authorized anyone to give you any information or to make any representation in connection with this Offer to Amend other than the information and representations contained in this document, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal. If anyone makes any representation or gives you any information that is different from the representations and information contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should accept or reject the Offer to amend your Eligible Option pursuant to the Offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us. You should rely only on the representations and information contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal or other documents to which we have referred you.
This Offer to Amend has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the accuracy or adequacy of the information contained in this Offer to Amend. Any representation to the contrary is a criminal offense. We recommend that you consult with your tax advisor to determine the tax consequences of electing or not electing to participate in the Offer.

IMPORTANT INFORMATION
Included with this Offer to Amend is a personalized Letter of Transmittal containing a summary of the Eligible Option(s) you currently hold, including the number of shares subject to Section 409A. If you wish to accept the Offer to amend your Eligible Option, you must timely complete and sign your Letter of Transmittal in accordance with its instructions, and send it and any other required documents via facsimile at (703) 406-5572, e-mail at hoang.vanessa@orbital.com, interoffice mail, hand delivery, overnight courier or U.S. mail to Orbital Sciences Corporation, 21839 Atlantic Boulevard, Dulles, Virginia 20166, Attn.: Vanessa Hoang.
We are not making the Offer to, nor will we accept any submitted acceptance of the Offer to amend Eligible Options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to legally make the Offer to option holders in any such jurisdiction.

Schedule I — Information Concerning the Directors and Executive Officers of Orbital Sciences Corporation
Schedule II — Beneficial Ownership of Orbital Securities by Directors and Executive Officers of Orbital Sciences Corporation

SUMMARY TERM SHEET
The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of the Offer to Amend and the accompanying Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”) because the information in this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of the Offer to Amend and the Letter of Transmittal. We have included references to the relevant sections of the Offer to Amend where you can find a more complete description of the topics in this summary term sheet.
Why is Orbital making the Offer?
Orbital Sciences Corporation (“Orbital”, the “Company”, “us” or “we”) is making this Offer to amend certain stock options to purchase shares of the Company’s common stock, par value $0.01 per share (“Orbital common stock”), previously granted to employees of Orbital or its subsidiaries because of potential adverse tax consequences that may apply. Such options were granted under the Orbital Sciences Corporation 1997 Stock Option and Incentive Plan, as amended (the “Plan”). The Company recently determined that the fair market value per share of Orbital common stock on the grant measurement dates for such options for accounting and tax purposes (which we refer to herein as the “grant measurement date” and which are not the same dates as the “grant date” in your option agreements) was higher than their respective per share exercise prices. Orbital is making this offer because of the potential adverse tax consequences that apply when the exercise price of a stock option is lower than the fair market value of Orbital common stock on the grant measurement date for tax purposes. The options eligible for the Offer have the grant dates (as set forth in the applicable option agreements) and the corresponding exercise prices per share set forth in the following table, which also includes information regarding the fair market value per share of Orbital common stock on each grant measurement date.

		Adjusted Exercise Price
		Based on Fair Market Value
	Current Exercise Price	per Share of Orbital
Grant Date as Set Forth	as Set Forth	Common Stock on Grant
in Option Agreement	in Option Agreement	Measurement Date 1/
June 23, 2003	$7.08	$7.80
January 29, 2004	$12.62	$13.74
May 18, 2004	$12.05	$12.84
August 13, 2004	$9.77	$10.80
April 18, 2005	$9.16	$9.33
October 27, 2005	$11.07	$11.63
November 9, 2005	$11.49	$11.90

1/	The fair market value per share for the applicable grant measurement date will become the adjusted exercise price if this Offer is accepted by the option holder and the applicable option is amended.

Section 409A (“Section 409A”) of the Internal Revenue Code (the “Code”) provides that options granted with a below-market exercise price, to the extent that they were not vested as of December 31, 2004, will be subject to adverse income tax consequences (as described below), unless the options are first brought into compliance with Section 409A prior to the end of the transition period. Orbital has determined to bring the options granted on the dates set forth above into compliance by offering to amend such options to increase such options’ current exercise prices per share to the fair market value per share of Orbital common stock on the applicable grant measurement date for tax purposes.
See Section 2—“Purpose of the Offer” (Page 12).
Who is eligible to participate in the Offer?
Orbital is offering individuals who received stock options under the Plan with the grant dates (as set forth in the applicable option agreements) set forth in the table above and who will be subject to taxation as a result of Section 409A if the below-market options are not brought into compliance, the opportunity to amend the portion of their options that (i) was unvested as of December 31, 2004 and (ii) remains outstanding and unexercised on the Expiration Date (as defined below) of this Offer (with such portion to constitute an “Eligible Option”) to increase such options’ current exercise prices per share to the fair market value per share of Orbital common stock on the applicable grant measurement date for tax purposes.
The Offer expires at 5:00 p.m., Eastern Time, on February 6, 2007 (“Expiration Date”), unless we, in our sole discretion or pursuant to applicable law, extend the period of time during which the Offer will remain open. If we extend the Offer, the term “Expiration Date” with respect to the Offer will mean the latest time and date at which the Offer, as extended, will expire.
See Section 1—“Eligible Participants; Eligible Options; Amendment; Expiration Date; Additional Considerations” (Page 10).
What terms of the Eligible Option will be amended if an optionee accepts the Offer?
If an optionee accepts the Offer to amend the Eligible Option to avoid the potential adverse tax consequences, the exercise price of the Eligible Option will increase to the fair market value per share of Orbital common stock on the applicable grant measurement date. No other terms or conditions of the optionee’s Eligible Option will change.
See Section 1—“Eligible Participants; Eligible Options; Amendment; Expiration Date; Additional Considerations” (Page 10).

What are the tax consequences of an option subject to Section 409A?
Section 409A was added to the Code by the American Jobs Creation Act of 2004. In December 2004 and September 2005, the U.S. Treasury Department and Internal Revenue Service (the “IRS”) provided guidance and issued proposed regulations with respect to certain items of compensation under Section 409A. That guidance and the proposed regulations indicate that a stock option granted with an exercise price per share below the fair market value of the underlying shares on the grant measurement date will, to the extent that option was not vested as of December 31, 2004, be subject to the adverse tax consequences of Section 409A. Unless remedial action is taken to bring that option into compliance within the time period established by the IRS, the option will trigger the following adverse U.S. federal tax consequences under Section 409A:
•	the optionee will recognize immediate taxable income as the option vests in one or more installments. The amount of income recognized on each vesting date will be equal to the fair market value of the option shares which vest on that date, less the exercise price payable for those shares;
•	the optionee will incur an additional twenty percent (20%) penalty tax on the income recognized on each vesting date; and
•	the optionee may also be liable for interest at a penalty rate from the date the options vested.
Taxation will occur in such manner even though the option remains unexercised. Please note, however, that even though the options granted with a below-market exercise price may have already vested, an optionee who accepts this Offer will not be subject to the adverse tax consequences by virtue of such vesting. Although it is not entirely clear under the proposed Section 409A regulations, it is possible that the optionee may also be subject to additional income taxes and penalty taxes on periodic increases to the value of the option shares that occur after the applicable vesting date. Such taxation may continue until the option is exercised or cancelled.
Certain states have adopted provisions similar to Section 409A under state tax law, and for optionees subject to income taxation in such states, the total penalty tax would be up to 40% (a 20% federal penalty tax and up to a 20% state penalty tax).
You should note that the IRS has not issued final regulations under Section 409A. There is a chance that the regulations issued by the IRS may provide some relief with respect to the Eligible Options. However, we cannot predict the effect of any future IRS guidance.
See “Certain Risks of Participating in the Offer,” Section 2—“Purpose of the Offer” and Section 3—“Status of Eligible Options Not Amended; Suspension of Option Exercises During the Offer Period” (Pages 9, 12 and 15 ).
What are the tax consequences if I accept the Offer?
If you accept the Offer to amend your Eligible Option, you will not recognize any taxable income for U.S. federal income tax purposes at the time of the acceptance or at the time your Eligible Option is amended.

You will also avoid the adverse tax consequences under Code Section 409A that may apply to your Eligible Option if that option is amended and the exercise price per share is increased to the fair market value per share of Orbital common stock pursuant to the Offer. Accordingly, as your amended Eligible Option vests in one or more installments, you will not recognize immediate taxable income with respect to the Orbital common stock which vests at the time, and you will not be subject to any 20% penalty tax or any interest penalty under Section 409A. Additionally, if your amended Eligible Option already has vested, you will not be subject to the adverse tax consequences under Section 409A by virtue of such vesting.
We recommend that all eligible participants consult with their own personal tax advisor as to the tax consequences of accepting the Offer.
See Section 15—“Material U.S. Federal Income Tax Consequences” (Page 29).
What are the tax consequences if I do not accept the Offer?
If you choose not to accept the Offer to amend your Eligible Option and take no other action to bring that option into compliance with Section 409A, then you may be subject to the adverse tax consequences under Section 409A. You will be solely responsible for any taxes, penalties or interest payable under Section 409A. You should note that the IRS has not issued final regulations under Section 409A. There is a chance that the regulations issued by the IRS may provide some relief with respect to the Eligible Options. We cannot predict the effect of any future IRS guidance.
See Section 2—“Purpose of the Offer” (Page 12).
What securities are subject to the Offer?
The Offer covers only Eligible Options. Your Letter of Transmittal will contain a personal summary of the Eligible Options that you currently hold, including information relating to the number of shares subject to Section 409A.
See Section 1—“Eligible Participants; Eligible Options; Amendment; Expiration Date; Additional Considerations” (Page 10).
Am I required to participate in the Offer?
No. Participation in the Offer is entirely voluntary. You may choose either to accept the Offer to amend your Eligible Option for repricing to the adjusted exercise price or to retain the current exercise price for that option and either seek another alternative to bring that Eligible Option into compliance with Section 409A or pay any taxes and penalties under Section 409A.
See Section 2—“Purpose of the Offer” (Page 12).
Do I have to accept the Offer with respect to all of my Eligible Option shares or may I decide to accept the Offer with respect to only a portion of the Eligible Option shares?
You are not required to accept the Offer with respect to all of your Eligible Option shares. You may, if you choose, accept the Offer with respect to only a portion of your Eligible Option shares. However, the failure to accept the Offer for all of your Eligible Option shares will result in the application of Section 409A to your remaining untendered and unamended Eligible Option shares.

See Section 1—“Eligible Participants; Eligible Options; Amendment; Expiration Date; Additional Considerations” (Page 10).
Will the terms and conditions of my amended Eligible Option be the same as my existing Eligible Option?
Except for the increased exercise price per share, each Eligible Option that is amended pursuant to this Offer will continue to remain subject to the same terms and conditions as in effect for that option grant immediately prior to the amendment. Accordingly, the amended options will vest in accordance with the same vesting schedule measured from the same vesting commencement date and they will have the same exercise period, option term and other conditions currently in effect for that option.
See Section 10—“Amended Eligible Options Will Not Differ From Eligible Options” (Page 24).
When will my Eligible Option be amended?
If you accept the Offer, your Eligible Option will be amended effective the first business day following the Expiration Date of the Offer (the “Amendment Date”) to have the increased exercise price.
See Section 1—“Eligible Participants; Eligible Options; Amendment; Expiration Date; Additional Considerations” (Page 10).
What happens if the fair market value of Orbital common stock on the Amendment Date is less than the fair market value of Orbital common stock on the grant measurement date of an option? Will my option shares have a price that is less than the fair market value of Orbital common stock on the grant measurement date?
No. Even if the fair market value per share of Orbital common stock on the Amendment Date is less than the fair market value per share of Orbital common stock on the grant measurement date, your Eligible Option will be amended to have an exercise price per share equal to the fair market value of Orbital common stock on the grant measurement date for the Eligible Option.
See Section 1—“Eligible Participants; Eligible Options; Amendment; Expiration Date; Additional Considerations” (Page 10).
When can I exercise my amended option?
You may exercise your amended Eligible Option at any time following its amendment and prior to its termination for the shares for which it is exercisable at the time.
Can I exercise my Eligible Option after I accept the Offer but before it is amended?
Orbital has suspended the exercise of all Eligible Options during the Offer period so that you can avoid adverse tax consequences under Section 409A with respect to your Eligible Option. This suspension of the Eligible Option exercises began on the date of this Offer to Amend and will continue until the expiration of the Offer.

After the expiration of the Offer, you will be able to exercise your Eligible Options prior to their termination for the shares for which they are exercisable at the time, even if you choose not to accept the Offer and amend your Eligible Options. However, if you exercise your Eligible Option that has not been amended pursuant to the Offer, you may be subject to adverse tax consequences under Section 409A and you will be solely responsible for any taxes, penalties or interest payable under Section 409A.
See Section 3—“Status of Eligible Options Not Amended; Suspension of Option Exercises During the Offer Period” (Page 15 ).
When may I exercise the portion of my Option that was vested as of December 31, 2004?
You may exercise the portion of your option that was vested as of December 31, 2004 at any time prior to its termination. That portion of the option is not subject to the Offer and will not be subject to the adverse tax consequences under Section 409A.
Will my amended Eligible Options be incentive stock options or non-statutory options?
The amended Eligible Options will be non-statutory options as are the Eligible Options currently. Therefore, when you subsequently exercise that non-statutory option, you will recognize immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and Orbital must collect the applicable withholding taxes with respect to such income.
See Section 15—“Material U.S. Federal Income Tax Consequences” (Page 29).
What are the conditions to the Offer?
The Offer is subject to a number of conditions, including the conditions described in Section 7—“Conditions of the Offer” (Page 18). The Offer is not conditioned upon the acceptance of the Offer with respect to a minimum number of Eligible Options for amendment.
When does the Offer expire? Can the Offer be extended, and if so, how will I be notified if it is extended?
The Offer expires at 5:00 p.m., Eastern Time, on February 6, 2007, unless we extend the Offer.
Although we do not currently intend to do so, we may, in our sole discretion or pursuant to applicable law, extend the Offer at any time. If the Offer is extended, we will send you an e-mail or other communication informing you of the extension no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration of the Offer.
See Section 1—“Eligible Participants; Eligible Options; Amendment; Expiration Date; Additional Considerations” (Page 10) and Section 16—“Extension of the Offer; Termination; Amendment” (Page 30).
How and when do I accept the Offer to amend my Eligible Option?
If you decide to accept the Offer to amend your Eligible Option, you must deliver to us, before the expiration of the Offer, the Letter of Transmittal distributed to you, properly completed and duly executed, and any other documents required by the Letter of Transmittal. The Letter of Transmittal and other documents may be sent to us via facsimile at (703) 406-5572, e-mail at

hoang.vanessa@orbital.com, interoffice mail, hand delivery, overnight courier or U.S. mail to Orbital Sciences Corporation, 21839 Atlantic Boulevard, Dulles, Virginia 20166, Attn.: Vanessa Hoang. If we extend the Offer beyond the original Expiration Date, you must ensure delivery of these documents before the extended Expiration Date. We will not accept delivery of any Letter of Transmittal after expiration of the Offer. If we do not receive a properly completed and duly executed Letter of Transmittal from you prior to the expiration of the Offer, we will not accept your Eligible Option for amendment, and that option will not be amended pursuant to this Offer. Delivery of all documents, including the Letter of Transmittal and any other required documents, is at the risk of the submitting option holder. You should allow sufficient time to ensure timely delivery.
We reserve the right to reject, in our reasonable discretion, any or all acceptances of the Offer to amend Eligible Options that we determine are not in appropriate form or are unlawful to accept. Otherwise, we intend to accept all properly and timely submitted acceptances of the Offer that are not validly withdrawn. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept all properly and timely submitted acceptances of the Offer upon the expiration of the Offer, and, on the Amendment Date, we will amend those options to have an exercise price equal to the fair market value per share of Orbital common stock on the grant measurement date of such option.
See Section 4—“Procedures for Accepting the Offer to Amend Eligible Options” (Page 15).
During what period of time may I withdraw my previously submitted acceptance of the Offer to amend my Eligible Options?
You may withdraw your acceptance of the Offer to amend your Eligible Option at any time before 5:00 p.m., Eastern Time, on February 6, 2007. If we extend the Offer beyond that time, you may withdraw your submitted acceptance at any time until the extended Expiration Date. To withdraw your submitted acceptance, you must send to us a properly completed and executed Withdrawal Form, with the required information while you still have the right to withdraw the submitted acceptance of the Offer. The Withdrawal Form may be sent via facsimile at (703) 406-5572, e-mail at hoang.vanessa@orbital.com, interoffice mail, hand delivery, overnight courier or U.S. mail to Orbital Sciences Corporation, 21839 Atlantic Boulevard, Dulles, Virginia 20166, Attn.: Vanessa Hoang. Delivery of all required documents is at the risk of the submitting option holder. You should allow sufficient time to ensure timely delivery.
Once you have withdrawn your acceptance, you may re-submit an acceptance only if you again follow the acceptance procedures described in this Offer to Amend and the Letter of Transmittal prior to the Expiration Date. If you withdraw your acceptance and do not re-submit an acceptance, you may be subject to adverse income tax consequences under Section 409A.
See Section 5—“Withdrawal Rights” (Page 17).

Will Orbital be required to recognize compensation expense in its consolidated financial statements in connection with the Offer?
The amendment of any Eligible Option under the Offer will be accounted for under the applicable provisions of U.S. generally accepted accounting principles (“GAAP”). Although no assurances can be given, we expect that no compensation expense under GAAP will be recognized solely as a result of the Offer.
See Section 13—“Status of Options Amended in the Offer; Accounting Consequences of the Offer” (Page 29).
Why are my options that vested prior to January 1, 2005 not subject to the Offer?
The IRS’s proposed regulations implementing Section 409A provide that the provisions of Section 409A do not apply to options that vested prior to January 1, 2005.
What does Orbital think of the Offer?
Although our Board of Directors has approved the Offer, neither we nor our Board of Directors make any recommendation as to whether you should accept or refrain from accepting the Offer to amend your Eligible Option. You must make your own decision whether to accept the Offer, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A may apply to your Eligible Option if it is not amended. Orbital recommends that you consult with your tax advisor when deciding whether or not you should accept the Offer to amend your Eligible Option.
See Section 2—“Purpose of the Offer” (Page 12) and Section 3—“Status of Eligible Options Not Amended; Suspension of Option Exercises During the Offer Period” (Page 15).
What are some key dates to remember?
The commencement date of the Offer is January 5, 2007.
The Offer expires at 5:00 p.m., Eastern Time, on February 6, 2007, unless we extend the Offer.
You may withdraw your previously submitted acceptance of the Offer until 5:00 p.m., Eastern Time, on February 6, 2007, unless we extend the Offer, in which case, you may withdraw your submitted acceptance at any time until the Offer, as extended, has expired.
The Eligible Options will be amended on February 7, 2007 or, if the Offer is extended, the first business day following the Expiration Date.
Who can I talk to if I have questions about the Offer?
For additional information or assistance, you should contact Vanessa Hoang by telephone at (703) 406-5505 or by e-mail at hoang.vanessa@orbital.com.

CERTAIN RISKS OF PARTICIPATING IN THE OFFER
Participating in the Offer involves risks discussed in this Offer and described below. In addition, information concerning risk factors included in our Annual Report on Form 10-K/A for the year ended December 31, 2005 is incorporated by reference herein and may be inspected at, and copies may be obtained from, the places and in the manner described in Section 18—“Additional Information.” You should carefully consider these risks and are encouraged to consult your investment, tax and legal advisor before deciding to participate in the Offer.
Tax-Related Risks
The IRS could change the expected Section 409A tax consequences. As described in the “Summary Term Sheet” and in Section 2—“Purpose of the Offer,” based on the current guidance and proposed regulations under Section 409A, your Eligible Option is subject to adverse tax consequences under Section 409A. We believe that we have complied in good faith with the current guidance and proposed regulations with respect to the Offer to amend your Eligible Option to avoid the adverse tax consequences of Section 409A. However, you should be aware that the IRS has not yet issued final regulations under Section 409A. Such final regulations could be different from the current guidance. There is a possibility that final regulations may provide some relief with respect to the Eligible Options and may not subject your Eligible Option to the adverse tax consequences under Section 409A. We cannot predict the effect of any future IRS guidance.
State and Local Taxes. The discussion in Section 2—“Purpose of the Offer” and Section 15—“Material U.S. Federal Income Tax Consequences” of the Offer to Amend describes the material U.S. federal income tax consequences if you participate in the Offer and if you do not participate in the Offer. However, the state and local tax consequences may differ. Certain states have adopted provisions similar to Section 409A under state tax law. If you are subject to income taxation in such states, you may incur additional taxes and penalties under such provisions with respect to your Eligible Option.
We recommend that all option holders consult with their own personal tax advisor as to the tax consequences of their participation in the Offer.
Procedural Risks
You are responsible for making sure that your Letter of Transmittal and/or Withdrawal Form is received by us prior to the Expiration Date. If we extend the Offer beyond the original Expiration Date, you must ensure delivery of these documents before the extended Expiration Date. The Letter of Transmittal and other documents may be sent to us via facsimile at (703) 406-5572, e-mail at hoang.vanessa@orbital.com, interoffice mail, hand delivery, overnight courier or U.S. mail to Orbital Sciences Corporation, 21839 Atlantic Boulevard, Dulles, Virginia 20166, Attn.: Vanessa Hoang. Delivery of all documents, including the Letter of Transmittal and any other required documents, is at the risk of the submitting option holder. You should allow sufficient time to ensure timely delivery.

THE OFFER

Section 1.	Eligible Participants; Eligible Options; Amendment; Expiration Date; Additional Considerations
Upon the terms and subject to the conditions of the Offer to Amend and the accompanying Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”), we will amend all Eligible Options that are accepted in the Offer in accordance with Section 4—“Procedures for Accepting the Offer to Amend Eligible Options,” and are not validly withdrawn in accordance with Section 5—“Withdrawal Rights” before the expiration of the Offer.
Eligible Participants. Individuals to whom Eligible Options have been granted by Orbital and who are subject to taxation as a result of Section 409A are eligible to participate in the Offer (“Eligible Participants”) and to accept the Offer to amend their Eligible Options in accordance with the terms and conditions of the Offer.
Eligible Options. An “Eligible Option” is the portion of each option to purchase shares of Orbital common stock, granted to an Eligible Participant under the Plan, that has the grant dates (as set forth in the applicable option agreements) and the corresponding exercise prices per share set forth in the following table (which also includes information regarding the fair market value per share of Orbital common stock on each grant measurement date) and that (i) was unvested as of December 31, 2004 and (ii) remains outstanding and unexercised upon the Expiration Date of this Offer:

		Adjusted Exercise Price
		Based on Fair Market Value
	Current Exercise Price	per Share of Orbital
Grant Date as Set Forth	as Set Forth	Common Stock on Grant
in Option Agreement	in Option Agreement	Measurement Date 1/
June 23, 2003	$7.08	$7.80
January 29, 2004	$12.62	$13.74
May 18, 2004	$12.05	$12.84
August 13, 2004	$9.77	$10.80
April 18, 2005	$9.16	$9.33
October 27, 2005	$11.07	$11.63
November 9, 2005	$11.49	$11.90

1/	The fair market value per share for the applicable grant measurement date will become the adjusted exercise price if this Offer is accepted by the option holder and the applicable option is amended.
No other portion of the options listed in the table above will constitute an Eligible Option. If you are an Eligible Participant and you choose to accept the Offer to amend your Eligible Option, you may accept the Offer with respect to some or all of the shares subject to the Eligible Option. As of

December 29, 2006, Eligible Options to purchase 795,402 shares of Orbital common stock were outstanding.
Amendment. If you accept the Offer to amend your Eligible Option, upon consummation of the Offer, those option shares will be repriced to an exercise price per share equal to the fair market value per share of Orbital common stock on the applicable grant measurement date. The balance of such option will not be subject to this Offer and will not constitute an Eligible Option for purposes of this Offer. That portion of the option will retain its current exercise price and, to the extent it was vested as of December 31, 2004, will not be subject to adverse tax consequences under Section 409A. The “Amendment Date” will be the date on which the Eligible Options will be amended to increase their current respective exercise price per share to the fair market value per share of Orbital common stock on the applicable grant measurement date for those options for tax purposes and will be the first business day following the expiration of the Offer.
Except for the increased exercise price per share, all the other terms and provisions of the amended Eligible Option will be identical to the terms and provisions in effect for the Eligible Option immediately prior to the amendment. Accordingly, each amended Eligible Option will continue to vest in accordance with the same vesting schedule measured from the same vesting commencement date and it will have the same exercise period, option term and other conditions currently in effect for that Eligible Option.
Expiration Date. The term “Expiration Date” means 5:00 p.m., Eastern Time, on February 6, 2007, unless we decide to extend the period of time during which the Offer will remain open, in which event the term “Expiration Date” will refer to the latest time and date at which the Offer, as so extended, expires. See Section 16—“Extension of the Offer; Termination; Amendment” for a description of our rights to extend, delay, terminate and amend the Offer, and Section 7—“Conditions of the Offer” for a description of conditions to the Offer.
Additional Considerations. In deciding whether to accept the Offer to amend your Eligible Option to increase the exercise price per share, you should know that Orbital continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions. Our employees, including our executive officers, from time to time acquire or dispose of our securities. Subject to the foregoing, and except as otherwise disclosed in the Offer or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:
•	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;
•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;
•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;
•	any change in our present Board of Directors or executive management team, including any plans to change the number or term of our directors or to fill any existing Board vacancies or to change the material terms of any executive officer’s employment;

•	any other material change in our corporate structure or business;
•	Orbital common stock being delisted from a national securities exchange;
•	Orbital common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;
•	the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or
•	any change in our certificate of incorporation or amended and restated bylaws, or any actions which may impede the acquisition of control of us by any person.

Section 2.	Purpose of the Offer
Orbital previously granted to its employees certain options to purchase shares of Orbital common stock under the Plan. Orbital recently determined that the fair market value of Orbital common stock on the grant measurement dates of these options for accounting and tax purposes was higher than the exercise price per share as set forth in the applicable option agreements. The table under Section 1—“Eligible Participants; Eligible Options; Amendment” sets forth the grant dates (as set forth in the applicable option agreements) and corresponding exercise prices of such options, as well as information on the fair market value per share of Orbital common stock on each grant measurement date. Orbital is making this Offer because of the potential adverse tax consequences that apply when the exercise price of an option is lower than the market price of Orbital common stock on the grant measurement date of that option for tax purposes.
Section 409A provides that options granted with a below-market exercise price, to the extent unvested as of December 31, 2004, will be subject to adverse tax consequences unless the option is first brought into compliance with Section 409A prior to the end of the transition period set by the IRS. Orbital has determined to bring such options into compliance by increasing their current respective exercise price per share to the fair market value per share of Orbital common stock on the applicable grant measurement date for those options for tax purposes.
Section 409A was added to the Code by the American Jobs Creation Act of 2004. In December 2004 and September 2005, the U.S. Treasury Department and IRS provided guidance and issued proposed regulations with respect to certain items of compensation under Section 409A. The guidance and proposed regulations indicate that a stock option granted with an exercise price per share below the fair market value of the underlying shares on the grant measurement date will, to the extent that option was not vested as of December 31, 2004, be subject to the adverse tax consequences of Section 409A. Unless remedial action is taken to bring that option into compliance within the time period established by the IRS, the option will trigger the following adverse U.S. federal tax consequences under Section 409A:

•	the optionee will recognize immediate taxable income as the option vests in one or more installments. The amount of income recognized on each vesting date will be equal to the fair market value of the option shares which vest on that date, less the exercise price payable for those shares;
•	the optionee will incur an additional twenty percent (20%) penalty tax on the income recognized on each vesting date; and
•	the optionee may also be liable for interest at a penalty rate from the date the options vested.
Taxation will occur in such manner even though the option remains unexercised. Please note, however, that even though the options granted with a below-market exercise price may have already vested, an optionee who accepts this offer will not be subject to the adverse tax consequences by virtue of such vesting. Although it is not entirely clear under the proposed Section 409A regulations, it is possible that the optionee may also be subject to additional income taxes and penalty taxes on periodic increases to the value of the option shares which occurs after the applicable vesting date. Such taxation may continue until the option is exercised or cancelled.
Certain states have adopted provisions similar to Section 409A under state tax law, and for optionees subject to income taxation in such states, the total penalty tax would be up to 40% (a 20% federal penalty tax and up to a 20% state penalty tax).
The following is an example of the adverse U.S. federal income taxes which may occur under Section 409A if remedial action is not taken to bring the below-market options into compliance with Section 409A:
Example: Assume you have an option with a grant date of December 5, 2003 that entitles you to purchase 1,500 shares for an exercise price per share of $10.00, which was lower than the fair market value per share of Orbital common stock on the grant measurement date. Further assume that the option vests in three successive equal annual installments over the three-year period measured from December 5, 2003 and that, as of December 31, 2004, the option was unvested as to 1,000 shares. Assume that you have not exercised the option. Further assume that on the December 5, 2005 vesting date for the first of the two remaining 500-share installments, the fair market value of the Orbital common stock is $12.00, and that on the December 5, 2006 vesting date for the final 500 shares, the fair market value of the Orbital common stock is $15.00. You would have the following tax consequences:
(1)	Impact on 2005 Taxes:

Ordinary Income on December 5, 2005: Under Section 409A, your below-market option would result in your recognition of ordinary compensation income on December 5, 2005 with respect to the 500 shares which vest on that date. Based on the assumed fair market value of Orbital common stock of $12.00 per share on December 5, 2005, such income would be in an amount equal to $1,000.00, calculated as follows:
($12.00-$10.00) x 500 = $1,000.00
20% Penalty Tax Applicable to December 5, 2005 Vesting: In addition, you would incur a penalty tax at that time in the amount of $200 ($1,000 x .20 = $200.00). If you reside in a state that has adopted provisions similar to Section 409A, you could potentially incur an additional penalty of up to $200.00.
(2)	Impact on 2006 Taxes:

Ordinary Income on December 5, 2006: On the December 5, 2006 vesting date, you would recognize additional ordinary compensation income with respect to the 500 shares which vest on that date. Based on the assumed fair market value of Orbital common stock of $15.00 per share on December 5, 2006, such income would be in an amount of $2,500.00, calculated as follows:
($15.00-$10.00) x 500 = $2,500.00
20% Penalty Tax Applicable to December 5, 2006 Vesting: In addition, you would incur a penalty tax at that time in the amount of $500.00 ($2,500 x .20 = $500.00). If you reside in a state that has adopted provisions similar to Section 409A, you could potentially incur an additional penalty of up to $500.00.
(3)	Possible Additional Taxes:
It is also possible that you may be subject to additional income taxation and penalty taxes on any increases to the value of those 1,000 option shares which occur after the applicable vesting dates. Such taxation may continue until the option is exercised or cancelled.
The current exercise price, adjusted exercise price and fair market value assumed in the above example are for illustrative purposes only and are not meant to reflect our view of what the trading price of Orbital common stock will be in the short, medium or long term.
Section 409A only applies to below-market options that were not vested as of December 31, 2004. The portion of any below-market option granted prior to October 4, 2004 which was vested as of December 31, 2004 is not subject to Section 409A.
Pursuant to the transitional relief which the Treasury Department provided under Section 409A, if you exercised the portion of your option which vested in the 2005 calendar year in that year, you avoided any negative tax consequences under Section 409A with respect to that portion. To avoid any adverse tax consequences under Section 409A with respect to the portion of your option which vested after December 31, 2004 (but was not exercised in 2005), you must take remedial action to bring that portion of your option (the “409A Portion”) into compliance with the requirements of Section 409A.
Orbital is now offering you the opportunity to bring the 409A Portion of your option into compliance with Section 409A by amending your option to increase the exercise price to the fair market value per share of the Orbital common stock on the grant measurement date for that option. Such an amendment would bring the 409A Portion of your option into compliance with Section 409A, and you could exercise that 409A-compliant portion as you choose, subject only to the existing exercise provisions and option term in effect for that option.
Accordingly, pursuant to the Offer, you can accept the Offer to amend your Eligible Option to increase the exercise price to the fair market value per share of Orbital common stock on the grant measurement date and thereby avoid the negative tax consequences of Section 409A described above.
Neither we nor our Board of Directors will make any recommendation as to whether you should accept the Offer to amend your Eligible Option, nor have we authorized any person to make any such recommendation. You must make your own decision whether to accept the Offer to amend your Eligible Option, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A may apply to your Eligible Option if it is not amended pursuant to the Offer. You are urged to evaluate carefully all of the information in the Offer and we recommend that you consult your own investment, legal and tax advisors.

Section 3.	Status of Eligible Options Not Amended; Suspension of Option Exercises During the Offer Period
If you choose not to accept the Offer to amend some or all of your Eligible Option, that option will continue to remain outstanding in accordance with its existing terms, including the below-market exercise price which violates Section 409A. Accordingly, if you take no other action to bring that option into compliance with Section 409A, you may be subject to the adverse U.S. federal tax consequences described in Section 2—“Purpose of the Offer.” You will be solely responsible for any taxes, penalties or interest payable under Section 409A.
Orbital has suspended the exercise of all Eligible Options during the Offer period so that you can avoid adverse tax consequences under Section 409A with respect to your Eligible Option. This suspension of the Eligible Option exercises began on the date of this Offer to Amend and will continue until the expiration of the Offer. After the expiration of the Offer, you will be able to exercise your Eligible Option prior to its termination for the shares for which it is exercisable at the time, even if you choose not to accept the Offer and amend your Eligible Option. However, if you exercise your Eligible Option that has not been amended pursuant to the Offer, you may be subject to adverse tax consequences under Section 409A and you will be solely responsible for any taxes, penalties or interest payable under Section 409A.

Section 4.	Procedures for Accepting the Offer to Amend Eligible Options
Proper Acceptance of Offer to Amend
We are sending you a personalized Letter of Transmittal for you to use if you wish to accept the Offer. The Letter of Transmittal will contain a personal summary of the Eligible Option that you currently hold, including information relating to the number of shares subject to Section 409A. To validly accept the Offer to amend your Eligible Option pursuant to the Offer, you must, in accordance with the terms of your Letter of Transmittal, properly complete, duly execute and deliver to us that Letter of Transmittal, along with any other required documents. Except in accordance with the next sentence, the Letter of Transmittal must be executed by the Eligible Option holder. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or any other person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence satisfactory to us of the authority of such person to act in such capacity must be indicated on the Letter of Transmittal.

We must receive all of the required documents on or before the Expiration Date. If we extend the Offer beyond that time, we must receive those documents before the Offer, as extended, expires. We will not accept delivery of any Letter of Transmittal after expiration of the Offer. If we do not receive a properly completed and duly executed Letter of Transmittal from you prior to the expiration of the Offer, your Eligible Option will not be amended.
The Letter of Transmittal and other documents may be submitted via facsimile at (703) 406-5572, e-mail at hoang.vanessa@orbital.com, interoffice mail, hand delivery, overnight courier or U.S. mail to Orbital Sciences Corporation, 21839 Atlantic Boulevard, Dulles, Virginia 20166, Attn.: Vanessa Hoang. Delivery of all documents, including the Letter of Transmittal and any other required documents, is at the risk of the submitting option holder. You should allow sufficient time to ensure timely delivery.
You may accept the Offer with respect to some or all of your Eligible Option.
If your Letter of Transmittal includes any option which is not an Eligible Option, then we will not accept the submitted acceptance with respect to such option, but we do intend to accept any properly submitted acceptance of the Offer to amend an Eligible Option set forth in the Letter of Transmittal.
Determination of Validity; Rejection of Option Shares; Waiver of Defects; No Obligation to Give Notice of Defects
We will determine, in our reasonable discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of the Offer, and we will decide, in our reasonable discretion, all questions as to: (i) the portion of each option grant which comprises an Eligible Option for purposes of this Offer; and (ii) the number of shares of Orbital common stock comprising the Eligible Option. Our determination as to those matters will be final and binding on all parties. We reserve the right to reject, in our reasonable discretion, any or all acceptances of the Offer that we determine do not comply with the conditions of the Offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept each properly and timely submitted acceptance of the Offer to amend an Eligible Option that is not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any acceptance of the Offer. No acceptance of the Offer to amend an Eligible Option will be deemed to have been properly made until all defects or irregularities have been cured by the submitting holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in acceptance of the Offer, nor will anyone incur any liability for failure to give any such notice.
Our Acceptance Constitutes an Agreement
Your acceptance of the Offer to amend your Eligible Option pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance of your submitted acceptance of the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.
Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will, promptly upon the expiration of the Offer, accept for amendment all properly submitted acceptances of the Offer to amend Eligible Options that have not been validly withdrawn, and, on the Amendment Date, we will increase the exercise price of those options to the fair market value per share of Orbital common stock on the applicable grant measurement date.

Section 5.	Withdrawal Rights
You may only withdraw your submitted acceptance of the Offer in accordance with the provisions of this Section 5—“Withdrawal Rights.”
(i)	You may withdraw your submitted acceptance of the Offer at any time before 5:00 p.m., Eastern Time, on the Expiration Date (or if we extend the Offer beyond that time you may withdraw your submitted acceptance until the extended Expiration Date). In addition, unless we accept and amend your Eligible Option before 12:00 midnight, Eastern Time, on March 6, 2007, (the 40th business day after January 5, 2007), you may withdraw your submitted acceptance of the Offer at any time thereafter.

(ii)	To validly withdraw your acceptance of the Offer, you must deliver to us a properly completed and duly executed Withdrawal Form, while you still have the right to withdraw the submitted acceptance. You may submit the Withdrawal Form via facsimile at (703) 406-5572, e-mail at hoang.vanessa@orbital.com, interoffice mail, hand delivery, overnight courier or U.S. mail to Orbital Sciences Corporation, 21839 Atlantic Boulevard, Dulles, Virginia 20166, Attn.: Vanessa Hoang.
Except in accordance with the next sentence, the Withdrawal Form must be executed by the option holder who submitted the acceptance. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or any other person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence satisfactory to us of the authority of such person to act in such capacity must be indicated on the Withdrawal Form.
You may not rescind any withdrawal, and any acceptance of the Offer you withdraw will not thereafter be deemed to be subject to the Offer, unless you properly re-submit a new Letter of Transmittal indicating your acceptance to amend your Eligible Option before the Expiration Date by following the procedures described in Section 4—“Procedures for Accepting the Offer to Amend Eligible Options.”
Neither we nor any other person is obligated to give notice of any defects or irregularities in any Withdrawal Form submitted to us, nor will anyone incur any liability for failure to give any such notice. We will determine, in our reasonable discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

Section 6.	Acceptance of Eligible Options for Amendment
Upon the terms and subject to the conditions of the Offer, we will, upon the Expiration Date, accept for amendment all Eligible Options for which acceptances of this Offer have been properly submitted and not validly withdrawn before the Expiration Date. We will provide oral or written notice to the tendering option holders of our acceptance, which may be by e-mail, press release or other means.
On the Amendment Date, we will amend the exercise price of accepted Eligible Options to the fair market value per share of Orbital common stock on the grant measurement date of that option. Promptly following the Amendment Date, we will provide the holder of each Eligible Option accepted for amendment with an amendment to his or her stock option award agreement evidencing the repricing.

Section 7.	Conditions of the Offer
We will not accept any acceptances of the Offer to amend Eligible Options, and we may terminate or amend the Offer or postpone our acceptance and amendment of any Eligible Options, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after January 5, 2007, and prior to the Expiration Date, any of the following events have occurred, or have been reasonably determined by us to have occurred and, in our reasonable discretion in any such case, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with our acceptance of any acceptances of the Offer to amend Eligible Options:
(a)	there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the repricing of some or all of the Eligible Options pursuant to the Offer, or otherwise relates in any manner to the Offer or that, in our reasonable discretion, could materially and adversely affect our business, condition (financial or other), operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

(b)	there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable discretion, would or might directly or indirectly:
•	make the repricing or amendment of the Eligible Options illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

•	delay or restrict our ability, or render us unable, to accept, reprice or amend some or all of the Eligible Options;

•	materially impair the benefits we hope to receive as a result of the Offer, which we believe would occur as a result of further changes to Section 409A, the regulations thereunder or other tax laws that would affect the Offer or the Eligible Options; or

•	materially and adversely affect our business, condition (financial or other), operating results, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;
(c)	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	any significant change in the market price of the shares of Orbital common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable discretion, have a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in Orbital common stock, or that, in our reasonable discretion, makes it inadvisable to proceed with the Offer;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

•	any decline in either the Dow Jones Industrial Average, the New York Stock Exchange or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on January 5, 2007;
(d)	there shall have occurred any change in generally accepted accounting standards or the application or interpretation thereof which could or would require us for financial reporting purposes to record compensation expenses in connection with the Offer which would be in excess of any compensation expenses which we would be required to record under U.S. generally accepted accounting standards in effect at the time we commence the Offer;

(e)	a tender or exchange offer with respect to some or all of outstanding Orbital common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:
•	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act and Rule 13d-5 promulgated thereunder, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of Orbital common stock, or any new “group” shall have been formed that beneficially owns more than 5% of the outstanding shares of Orbital common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before January 5, 2007;

•	any such person, entity or “group” that has filed a Schedule 13D or Schedule 13G with the SEC before January 5, 2007 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of Orbital common stock; or

•	any person, entity or “group” shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;
(f)	any change or changes shall have occurred in our business, condition (financial or other), assets, operating results, operations, prospects or stock ownership or that of our subsidiaries that, in our reasonable discretion, is or may be material to us or our subsidiaries or otherwise makes it inadvisable for us to proceed with the Offer; or

(g)	any rules, regulations or actions by any governmental authority, the New York Stock Exchange, or other regulatory or administrative authority of any national securities exchange have been enacted, enforced or deemed applicable to us that makes it inadvisable for us to proceed with the Offer.
The conditions to the Offer are for our benefit. We may assert them in our reasonable discretion regardless of the circumstances giving rise to them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our sole discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. All conditions must be satisfied or waived prior to the expiration of the Offer. Any determination we make concerning the events described in this Section 7—“Conditions of the Offer” will be final and binding upon all persons.

Section 8.	Price Range of Orbital Common Stock Underlying the Options
There is no established trading market for Eligible Options, or any other options granted under our Plan. As of December 29, 2006, there were 2,296 stockholders of record of our common stock.
Our common stock trades on the New York Stock Exchange (“NYSE”) under the symbol ORB. The range of high and low sales prices of Orbital common stock, as reported on the NYSE, was as follows:

2006	High	Low
4th Quarter	$20.17	$16.30
3rd Quarter	$20.36	$15.43
2nd Quarter	$16.23	$14.18
1st Quarter	$16.18	$12.50

2005	High	Low
4th Quarter	$13.22	$11.07
3rd Quarter	$12.50	$10.04
2nd Quarter	$10.62	$9.09
1st Quarter	$11.47	$9.48

2004	High	Low
4th Quarter	$13.00	$10.35
3rd Quarter	$13.60	$9.77
2nd Quarter	$14.06	$12.05
1st Quarter	$13.74	$11.32

On December 29, 2006, the last reported sale price of Orbital common stock on the New York Stock Exchange was $18.44 per share.

Section 9.	Source and Amount of Consideration; Terms of Amended Eligible Options; Terms of the Plan
Source and Amount of Consideration
If we accept your acceptance of the Offer to amend your Eligible Option, that Eligible Option will be amended to increase the exercise price per share to the fair market value per share of Orbital common stock on the grant measurement date of that option.
If all Eligible Participants accept the Offer to amend Eligible Options pursuant to the Offer, then the resulting amended Eligible Options will cover 795,402 shares of Orbital common stock, which represents approximately 1.4% of the total number of shares of Orbital common stock outstanding as of December 29, 2006.
Terms of Amended Eligible Options
Except for the increased exercise price, all the terms and provisions in effect for each Eligible Option at the time of acceptance of the Offer to amend the Eligible Option will continue in effect after the amendment. Accordingly, each amended Eligible Option will continue to vest in accordance with the same vesting schedule currently in effect for that option and the exercise period and option term will also remain unchanged.
The amendment of the Eligible Options with respect to which the Offer has been accepted will not create any contractual or other right of the accepting optionees to receive any future grants of stock options or other stock-based compensation. This Offer does not change the “at-will” nature of an optionee’s employment with us, and an optionee’s employment may be terminated by us or by the optionee at any time, for any reason, with or without cause.
The Eligible Options have all been granted pursuant to the Plan, and the amended Eligible Options which result from amending those options will continue to remain outstanding under such Plan.
Terms of the Plan
The following is a description of the principal features of the Plan which apply to option grants. The description is subject to, and qualified in its entirety by reference to, all the provisions of the Plan and the form of stock option award agreement in effect for the Eligible Options. The Plan has been filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q filed with the SEC on July 26, 2006. The form of stock option award agreement has been filed with the SEC as Exhibit (d)(2) of the Tender Offer Statement on Schedule TO, of which this Offer to Amend is a part. The form amendment to the stock option award agreements to be used to evidence the amendment of each Eligible Option pursuant to the Offer has been filed with the SEC as Exhibit (a)(7) to the Schedule TO. Please contact Vanessa Hoang by telephone at (703) 406-5505 or by e-mail at hoang.vanessa@orbital.com to receive a copy of the Plan, the form of stock option award agreement or the form amendment to the stock option award agreements. We will promptly furnish you copies of those documents at our expense.

General. Our Board of Directors has the authority to administer the Plan.
Share Reserve. Subject to adjustment for stock splits and similar events, the total number of shares of Orbital common stock that can be issued under the Plan is 10,600,000 shares. As of December 29, 2006, options to purchase 4,521,512 shares of Orbital common stock were outstanding under the Plan. The Orbital common stock delivered under the Plan are authorized but unissued shares, or at the Board of Director’s discretion, previously issued shares acquired by us and held in our treasury.
The maximum number of shares of Orbital common stock subject to options that can be awarded to any eligible person is 1,200,000 shares during the first ten (10) calendar years of the Plan, and 100,000 per year thereafter.
Eligibility. Any employee or director of, or consultant or advisor to, Orbital, any parent of Orbital, and any subsidiary of Orbital or such parent are eligible to receive option grants under the Plan. However, grants to persons who are not employees of Orbital or any parent or subsidiary of Orbital may not be incentive stock options.
Exercise Price. The exercise price of each option is the fair market value (the closing sale price of Orbital common stock on the national securities exchange or national market system on which Orbital common stock is then principally traded, currently the New York Stock Exchange) of Orbital common stock on the grant date.
Vesting and Exercisability of Options. Options vest and become exercisable, subject to the terms of the Plan, in such installments as the Board of Directors provides in the award agreement with each optionee. The Board of Directors may, in its sole discretion, accelerate the vesting of any option.
Term of Options. The Plan provides that all options will expire on a date determined by the Board of Directors, which will be no later than ten (10) years after the grant date.
Termination Other than for Cause, Death or Disability. Upon the termination of the employment and/or directorship of an optionee for any reason other than for “cause” (as defined in the Plan) or by reason of death or “total and permanent disability” as defined in Section 22(e)(3) of the Code, all options that are not then exercisable will terminate on the date of termination. Options that are exercisable on the date of termination will continue to be exercisable until the earlier of: (i) in the case of non-statutory options, six (6) months following the date of termination; (ii) in the case of incentive stock options, three (3) months following the date of termination; or (iii) the option termination date previously determined by the Board of Directors.
Termination upon Death. The Plan provides that if the employment and/or directorship of an optionee is terminated by reason of such optionee’s death, all options that are not then exercisable will terminate as of the date of death. Options that were exercisable prior to the optionee’s death may be exercised by the optionee’s executor or administrator or by the person(s) to whom the Option is transferred by will or by applicable laws of descent and distribution within the one-year period (or longer if determined by the Board of Directors) after the optionee’s death, but in no event beyond the option termination date previously determined by the Board of Directors.
Termination upon Disability. If the employment and/or directorship of an optionee is terminated by reason of the optionee’s total and permanent disability, all options that are not then exercisable will terminate immediately. Options that were exercisable on the date of termination may be exercised within the one-year period (or longer if determined by the Board of Directors) beginning with the commencement of the optionee’s disability (as determined by the Board of Directors) but in no event beyond the option termination date previously determined by the Board of Directors.
Termination of Service (Other than Employees or Directors). Provisions relating to the exercisability of options following the termination of service of an optionee who is not an employee or director of Orbital, any parent of Orbital, and any subsidiary of Orbital or such parent, are specified in the optionee’s award agreement. If no such provisions are specified, all options held by such optionee that are not then exercisable will terminate upon termination of such optionee’s service for any reason. Unless termination is for cause, options that are exercisable on the date the optionee’s service as a consultant or advisor terminates will continue to be exercisable until the first to occur of (i) six (6) months after the service termination date or (ii) the option termination date previously determined by the Board of Directors.
Leave of Absence. An approved leave of absence does not constitute a termination of employment under the Plan, but an approved leave of absence will not cause the exercisability of any options to extend beyond the option termination date previously determined by the Board of Directors.
Vesting Acceleration. Except as otherwise provided in the Plan, and unless arrangement is made in the Terminating Transaction (as defined below) for the assumption of existing options or the issuance of replacement options, all options outstanding under the Plan will accelerate and become immediately exercisable for a period of fifteen (15) days (or such longer or shorter period as the Board of Directors may prescribe) immediately prior to the scheduled consummation of a Terminating Transaction. In such event, outstanding and unexercised options will terminate upon the consummation of any Terminating Transaction. Orbital will send written notice of a Terminating Transaction to all optionees not later than the time at which Orbital gives notice of the Terminating Transaction to its stockholders.
A “Terminating Transaction” is defined as: (i) the dissolution or liquidation of Orbital; (ii) a reorganization, merger or consolidation of Orbital with one or more other persons in which Orbital is not the surviving corporation or becomes a subsidiary of another corporation other than a corporation that was Orbital’s parent or Orbital’s or any parent company’s subsidiary immediately prior to such event; (iii) a sale of substantially all of Orbital’s assets to a person or entity other than a corporation that was Orbital’s parent or Orbital’s or any parent company’s subsidiary immediately prior to such event; or (iv) a person (or persons acting as a group or otherwise in concert) owning equity securities of Orbital that represent a majority or more of the aggregate voting power of all outstanding equity securities of Orbital.
Shareholder Rights and Option Transferability. Until the issuance of stock certificates, no right to vote or receive dividends or any other rights as a stockholder exist with respect to optioned shares notwithstanding the exercise of the option. Except as the Board of Directors may otherwise determine, no option may be transferred other than by will or by the laws of descent and distribution, and during an optionee’s lifetime an option may be exercised only by the optionee.
Changes in Capitalization. In the event of a stock dividend, stock split, combination of shares, exchange of shares, distribution payable in capital stock, recapitalization or other change in Orbital’s capital stock, the number and kind of shares of Orbital common stock subject to grants then outstanding or subsequently awarded under the Plan, the exercise price of any outstanding option, the maximum number of shares of Orbital common stock that may be distributed under the Plan, and other relevant provisions will be adjusted by the Board of Directors so that the proportionate interest of an optionee immediately following such event will, to the extent practicable, be the same as such optionee’s interest immediately before such event.
Amendment and Termination. Our Board of Directors may at any time discontinue granting awards under the Plan. The Board of Directors may at any time, prospectively or retroactively, amend the Plan or any outstanding option for any purpose permitted by law, or may at any time terminate the Plan. No such amendment, however, may materially adversely affect the rights of any optionee without such optionee’s consent. With the consent of the optionee, the Board of Directors may at any time cancel an existing option in whole or in part and may make any other option grant for such number of shares as the Board of Directors specifies.
Taxation of Non-Statutory Stock Options
Under the Code, no taxable income is recognized by an optionee upon the grant of a non-statutory option under the Plan. In general, the optionee will recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.
We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the optionee.
If you are subject to the tax laws in more than one jurisdiction, you should be aware that consequences of more than one country may apply to you as a result of your receipt, vesting or exercise of an option grant. We recommend that you consult your personal tax advisor to discuss these consequences.
Please see Section 13—“Status of Options Amended in the Offer; Accounting Consequences of the Offer” for a discussion of the accounting treatment of the Offer.

Section 10.	Amended Eligible Options Will Not Differ From Eligible Options
Except for the increased adjusted exercise price, all the terms and provisions in effect for each Eligible Option at the time of acceptance of the Offer to amend the Eligible Option will continue in effect after the amendment. Accordingly, no change to the vesting schedule will occur by reason of the amendment, and the exercise period and option term will also remain unchanged.

Section 11.	Information Concerning Orbital
Orbital develops and manufactures small rockets and space systems for commercial, military and civil government customers, including the U.S. Department of Defense, the National Aeronautics and Space Administration and other U.S. government agencies. Orbital’s primary products and services include the following:

•	Launch Vehicles. Rockets that are used as interceptor and target vehicles for missile defense systems, small-class space launch vehicles that place satellites into low-Earth orbit, and suborbital launch vehicles that place payloads into a variety of high-altitude trajectories.

•	Satellites and Related Space Systems. Satellites and interplanetary spacecraft for communications, remote sensing, scientific and military missions, and space-related technical services.

•	Transportation Management Systems. Software-based systems that combine satellite navigation and wireless communications to enable municipal transit and other fleet operators to manage and dispatch vehicles.
Our general strategy is to develop and expand a core integrated business of space and launch systems technologies and products, focusing on the design and manufacturing of affordable lightweight rockets, small satellites and other space systems in order to establish and expand positions in niche markets that have not typically been emphasized by our larger competitors. It is also part of our strategy to seek customer contracts that will fund the development of enhancements to our existing launch vehicle and space systems product lines. As a result of our capabilities and experience in designing, developing, manufacturing and operating a broad range of small rockets and space systems, we believe we are well positioned to capitalize on the demand for small space-technology systems in missile defense, space-based military and intelligence operations, and commercial satellite communications programs, and to take advantage of continuing government-sponsored initiatives for space-based scientific research and lunar and planetary exploration initiatives.
Orbital was incorporated in Delaware in 1987 to consolidate the assets, liabilities and operations of two entities established in 1982 and 1983. Our executive offices are located at 21839 Atlantic Boulevard, Dulles, Virginia 20166, and our telephone is (703) 406-5000. We maintain an Internet website at www.orbital.com.
Certain Financial Information. The following table sets forth our summary historical consolidated financial data for the years ended December 31, 2005, 2004 and 2003, which have been derived from our audited consolidated financial statements incorporated by reference in this Offer to Amend. This data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto, which are incorporated by reference in this Offer to Amend. The summary historical financial data presented in the following table for the nine months ended September 30, 2006 and 2005, have been derived from our unaudited financial statements incorporated by reference in this Offer to Amend and which, in the opinion of our management, include all adjustments (constituting only normal recurring adjustments) necessary for a fair presentation of the unaudited consolidated financial information. The results of operations for the nine months ended September 30, 2006, are not necessarily indicative of the results to be expected for the full year. You should also read Section 18—“Additional Information” for instructions on how you can obtain copies of our SEC reports that contain the financial statements we have summarized below.

	Nine Months
	Ended September 30,		Years Ended December 31,
	2006	2005	2005	2004	2003
	(dollars in thousands, except per share data)
Statement of Operations Data:(1)
Revenues	$586,924	$503,876	$703,450	$675,935	$581,500
Costs of goods sold	473,111	413,467	578,764	566,787	477,273

Gross profit	113,813	90,409	124,686	109,148	104,227
Operating expenses	66,289	51,589	72,229	54,681	69,062

Income from operations	47,524	38,820	52,457	54,467	35,165
Gain on reversal of allocated losses of affiliate	—	—	—	—	40,586
Debt extinguishment expense	—	—	—	(2,099)	(38,836)
Other expense, net	(964)	(5,670)	(7,170)	(9,096)	(17,336)

Income before taxes	46,560	33,150	45,287	43,272	19,579
Income tax (provision) benefit	(19,457)	(12,818)	(17,438)	157,863	265

Net income	$27,103	$20,332	$27,849	$201,135	$19,844

Basic net income per share	$0.47	$0.37	$0.51	$4.05	$0.42
Diluted net income per share	$0.43	$0.33	$0.45	$3.10	$0.34

(1)	For a discussion of operating results from 2003 through 2005 and the quarters and nine months ended September 30, 2006 and 2005, and factors affecting comparability of financial information, see ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations’’ in our annual report on Form 10-K/A for the year ended December 31, 2005 and in our quarterly report on Form 10-Q for the quarter ended September 30, 2006.

As of
September 30,
2006
(dollars in thousands)
Balance Sheet Data:
Cash, restricted cash and cash equivalents	$239,013
Net working capital	255,167
Total assets	747,831
Debt:
Long-term obligations, net	126,425
Short-term obligations, net	54

Total debt	126,479
Stockholders’ equity	428,998

The following table sets forth our ratio of earnings to fixed charges for each indicated period.

	For the Nine
	Months Ended
	September 30,		For The Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
Earnings to fixed charges	4.6x	3.7x	3.7x	3.4x	0.7x	1.6x	(a	)

(a)	For the year ended December 31, 2001, earnings were inadequate to cover fixed charges by approximately $69.5 million.

For purposes of computing the ratio of earnings to fixed charges, earnings include pre-tax income (loss) from continuing operations and fixed charges. Earnings are also adjusted to exclude allocated (gains) losses of equity investees. Fixed charges consist of interest expense, debt extinguishment expense and a portion of rental expense (deemed by management to be representative of the interest factor of rental payments).
Book value per share of Orbital common stock as of September 30, 2006 was $7.04. Book value per share is the value of our total stockholders’ equity divided by the number of issued and outstanding shares of Orbital common stock, which was 60,972,695 at September 30, 2006.

Section 12.	Interests of Directors and Officers; Transactions and Arrangements Concerning the Options; and Material Agreements with Directors and Officers
With the exception of one executive officer, no Orbital executive officer, director or affiliate holds Eligible Options. The Eligible Option of that one executive officer was amended prior to the commencement of this Offer to increase the exercise price of such Eligible Option to the fair market value per share of Orbital common stock on the grant measurement date of such Eligible Option. No other changes were made to that executive officer’s Eligible Option. None of our executive officers and members of our Board of Directors is eligible to participate in the Offer.
A list of the current members of our Board of Directors and executive officers is attached as Schedule I to this Offer to Amend. As of December 20, 2006, our executive officers and directors as a group beneficially owned outstanding options to purchase a total of 2,211,925 shares of Orbital common stock under the Plan, the 1990 Stock Option Plan, the Non-Employee Director Stock Option Plan and the 2005 Stock Incentive Plan, and restricted stock and restricted stock units under those plans covering an additional 265,075 shares of Orbital common stock in the aggregate. That number represented approximately 43% of the shares of Orbital common stock subject to all options, restricted stock and restricted stock units outstanding under our various stock plans as of that date.
Schedule II attached to this Offer to Amend sets forth a table showing the beneficial ownership of Orbital common stock by our directors and executive officers as of December 20, 2006.
During the 60-day period ended December 20, 2006:
•	we granted no options under the Plan to purchase shares of Orbital common stock;

•	individuals exercised options to acquire 525,906 shares of Orbital common stock with exercise prices per share ranging from $3.45 to $16.63, of which 442,300 shares were acquired by our directors and executive officers;

•	options to purchase an aggregate of 250 shares of Orbital common stock under the Plan and all of our various stock option plans were cancelled, of which none was held by our directors and executive officers; and

•	our directors and executive officers sold an aggregate of 440,700 shares of Orbital common stock.

The following directors and executive officers were parties to the foregoing transactions involving Orbital common stock conducted during the 60-day period ended December 20, 2006:
•	On December 13, 2006, Antonio L. Elias exercised options to purchase 20,000 shares of Orbital common stock and sold 18,400 of such shares at an average price of $19.16 per share.

•	On December 18, 2006, Daniel J. Fink exercised options to purchase 3,000 shares of Orbital common stock and sold all of those shares at an average price of $18.94 per share.

•	On November 20, 2006, Ronald J. Grabe exercised options to purchase 17,500 shares of Orbital common stock and sold all of those shares at a price of $18.60 per share.

•	On November 17, 2006, Janice I. Obuchowski exercised options to purchase 3,000 shares of Orbital common stock and sold all of those shares at a price of $18.50 per share.

•	Garrett E. Pierce was party to the following transactions: (i) on December 18, 2006, exercised options to purchase 73,000 shares of Orbital common stock and sold all of those shares at a price of $19.1596 per share; and (ii) on December 19, 2006, exercised options to purchase 144,800 shares of Orbital common stock and sold all of those shares at a price of $18.5926 per share.

•	On November 29, 2006, Frank L. Salizzoni exercised options to purchase 3,000 shares of Orbital common stock and sold all of those shares at a price of $18.28 per share.

•	On November 29, 2006, Harrison H. Schmitt exercised options to purchase 3,000 shares of Orbital common stock and sold all of those shares at a price of $18.44 per share.

•	David W. Thompson was party to the following transactions: (i) on November 1, 2006, gifted 400 shares of Orbital common stock; (ii) on November 20, 2006, exercised options to purchase 25,000 shares of Orbital common stock and sold all of those shares at an average price of $18.66 per share; and (iii) on November 29, 2006, exercised options to purchase 25,000 shares of Orbital common stock and sold all of those shares at an average price of $18.37 per share.

•	James R. Thompson was party to the following transactions: (i) on November 16, 2006, exercised options to purchase 120,000 shares of Orbital common stock and sold all of those shares at an average price of $18.70 per share; and (ii) acquired 221 shares of Orbital common stock through the Orbital Employee Stock Purchase Program for the third quarter of 2006.

•	On December 14, 2006, Scott L. Webster exercised options to purchase 5,000 shares of Orbital common stock and sold all of those shares at a price of $19.50 per share.
There are no other persons controlling Orbital.
Except as otherwise described above and other than option grants in the ordinary course to employees who are not executive officers, there have been no transactions in any outstanding options to purchase Orbital common stock or in Orbital common stock that were effected during the 60-day period ended December 20, 2006 by Orbital or by any current executive officer, director, affiliate or subsidiary of Orbital.

Section 13.	Status of Options Amended in the Offer; Accounting Consequences of the Offer
On the Amendment Date, Eligible Options that we accept will be amended to have an increased exercise price equal to the fair market value per share of Orbital common stock on the grant measurement date of the applicable option. The terms and provisions of each amended Eligible Option resulting from the acceptance of the Offer will not differ from the terms and provisions in effect for that option at the time of acceptance, except that the amended Eligible Option will have an increased exercise price. All Eligible Options, whether or not amended pursuant to this Offer, will continue to remain outstanding options under the Plan.
The amendment of any Eligible Option under the Offer will be accounted for under the applicable provisions of GAAP. Although no assurances can be given, we expect that no compensation expense under GAAP will be recognized solely as a result of the Offer.

Section 14.	Legal Matters; Regulatory Approvals
We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our amending the Eligible Options to have an increased exercise price, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for such amendment of those options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of the Eligible Options submitted for amendment under the Offer pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation to amend Eligible Options is subject to certain conditions, including the conditions described in Section 7—“Conditions of the Offer.”

Section 15.	Material U.S. Federal Income Tax Consequences
The following is a summary of the material U.S. federal income tax consequences applicable to the amendment of the Eligible Options. Foreign, state and local tax consequences are not addressed.
Acceptance of Offer. If you accept the Offer to amend your Eligible Option, you will not recognize any taxable income for U.S. federal income tax purposes at the time of your acceptance.
Amendment of Option. The amendment of your Eligible Option is not a taxable event for U.S. federal income tax purposes.
Exercise of Amended Eligible Option. Your amended Eligible Option will be taxable as a non-statutory stock option for U.S. federal income tax purposes. Accordingly, upon each exercise of your amended Eligible Option, you will recognize immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and Orbital must collect the applicable withholding taxes with respect to such income.
Sale of Acquired Shares. The subsequent sale of the shares acquired upon the exercise of your amended Eligible Option will give rise to a capital gain to the extent the amount realized upon that sale exceeds the sum of the (i) exercise price paid for the shares plus (ii) the taxable income recognized in connection with the exercise of your amended Eligible Option for those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are not sold until more than one (1) year after the date the amended Eligible Option is exercised for those shares.
WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

Section 16.	Extension of the Offer; Termination; Amendment
We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7—“Conditions of the Offer” has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance and amendment of any Eligible Options by giving notice of such extension to the submitting option holders and making a public announcement thereof.
We also expressly reserve the right, in our reasonable discretion, at any time prior to the Expiration Date, to terminate or amend the Offer and to postpone our acceptance and amendment of any Eligible Options with respect to which the Offer has been accepted upon the occurrence of any of the conditions specified in Section 7—“Conditions of the Offer,” by giving oral or written notice of such termination or postponement to the accepting option holders. Our reservation of the right to delay our acceptance and amendment of the accepted Eligible Options is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the tendered Eligible Options promptly after termination or withdrawal of the Offer.
Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the announcement will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change.
If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. Those rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five (5) business days following such a material change in the terms of, or information concerning, the Offer. If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for at least ten (10) business days after the date of such notification:
•	we increase or decrease the amount of consideration offered for the Eligible Options; or

•	we decrease the number of Eligible Options eligible to be accepted for amendment in the Offer.
A “business day” for purposes of this section means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

Section 17.	Fees and Expenses
We will not pay any fees or commissions to any broker, dealer or other person for soliciting submissions of Eligible Options for amendment pursuant to this Offer.

Section 18.	Additional Information
We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Amend is a part, with respect to the Offer. This Offer to Amend does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to accept the Offer to amend your Eligible Options.
The SEC allows us to “incorporate by reference” in this Offer to Amend certain information we file with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We incorporate by reference the documents listed below:
•	our Annual Report on Form 10-K/A for our fiscal year ended December 31, 2005, filed with the SEC on December 7, 2006;

•	our Quarterly Report on Form 10-Q/A for our quarter ended March 31, 2006, filed with the SEC on December 7, 2006;

•	our Quarterly Report on Form 10-Q/A for our quarter ended June 30, 2006, filed with the SEC on December 7, 2006;

•	our Quarterly Report on Form 10-Q for our quarter ended September 30, 2006, filed with the SEC on November 14, 2006;

•	our Current Reports on Form 8-K filed with the SEC on March 2, 2006, May 3, 2006, June 30, 2006, August 8, 2006 and December 13, 2006; and

•	the description of Orbital common stock included in our registration statement on Form 8-A, filed with the SEC on July 6, 1998, as amended by our registration statement on Form 8-A, filed with the SEC on November 2, 1998.

The SEC file number for these filings is 001-14279. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at www.sec.gov. These filings may also be examined, and copies may be obtained, at the following SEC public reference room:
100 F Street, N.E.
Washington, D.C. 20549
You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.
We will also provide without charge to each person to whom a copy of this document is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to our Investor Relations Department either by mail at our corporate headquarters, by telephone at (703) 406-5543 or by e-mail at investor.relations@orbital.com.
As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this document, you should rely on the statements made in the most recent document.
The information relating to Orbital in this Offer to Amend should be read together with the information contained in the documents to which we have referred you.

Section 19.	Forward-Looking Statements; Miscellaneous
All statements other than those of historical facts included or incorporated by reference in this Offer to Amend, including those related to our financial outlook, liquidity, goals, business strategy, projected plans and objectives of management for future operating results, are forward-looking statements. These “forward-looking statements” involve unknown risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements are and will be based on management’s then-current views and assumptions regarding future events and operating performance.
The following are some of the factors that could cause actual results to differ materially from information contained in our forward-looking statements:
•	our ability to satisfy future capital and operating requirements;

•	whether the U.S. government terminates or suspends our contracts;

•	whether we are able to realize our backlog of orders, including backlog we consider firm backlog;

•	whether there is continued U.S. government support and funding for key space and defense programs;

•	whether our innovative products experience failures or malfunctions;

•	our ability to timely fund and implement innovative and novel technologies involving complex systems in a cost-effective manner in the face of rapidly changing technology;

•	the establishment and expansion of commercial markets and customer acceptance of our products;

•	the effects that competition may have on our ability to win new contracts;

•	the outcome and potential effects on our business of the ongoing U.S. government investigation which we believe is focused on contracting matters related to certain U.S. government launch vehicle programs;

•	the effect on our business of subsidization by foreign countries of our foreign competitors or the imposition of other protectionist measures; and

•	the other risks and uncertainties as are described in the Offer to Amend and the information incorporated herein by reference and as may be detailed from time to time in our public filings with the SEC.
Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, there is a risk that these expectations will not be attained and that any deviations will be material. Our Annual Report on Form 10-K/A discusses some of the important risk factors that may affect our business, results of operations and financial condition. Except as required by applicable federal securities laws, we disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained in this Offer to Amend and the documents incorporated herein by reference to reflect any changes in its expectations or any change in events, conditions or circumstances on which any statement is based.
The safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the act. The act does not provide this protection for transactions such as the Offer, to the extent it constitutes a tender offer, and may not be available for our forward-looking statements contained in this document.
We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, the Offer will not be made to, nor will acceptances of the Offer be accepted from or on behalf of, the holders of Eligible Options residing in such jurisdiction.
We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal. If anyone makes any representation to you or gives you any information different from the representations and information contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should accept or reject the Offer to amend your Eligible Option pursuant to the Offer. You should rely only on the representations and information contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal or other documents to which we have referred you.

Orbital Sciences Corporation	January 5, 2007

SCHEDULE I
INFORMATION CONCERNING THE DIRECTORS AND
EXECUTIVE OFFICERS OF
ORBITAL SCIENCES CORPORATION
The members of our Board of Directors and our executive officers and their respective positions and offices as of December 20, 2006, are set forth in the following table:

Name	Position and Offices Held
David W. Thompson	Chairman of the Board and Chief Executive Officer

James R. Thompson	Vice Chairman, President and Chief Operating Officer, Director

Garrett E. Pierce	Vice Chairman and Chief Financial Officer, Director

Ronald J. Grabe	Executive Vice President and General Manager, Launch Systems Group

Carl A. Marchetto	Executive Vice President and General Manager, Space Systems Group

Antonio L. Elias	Executive Vice President and General Manager, Advanced Programs Group

Susan Herlick	Senior Vice President, General Counsel and Corporate Secretary

Edward F. Crawley	Director

Daniel J. Fink	Director

Lennard A. Fisk	Director

Robert M. Hanisee	Director

Robert J. Hermann	Director

Ronald T. Kadish	Director

Janice I. Obuchowski	Director

James G. Roche	Director

Frank L. Salizzoni	Director

Harrison H. Schmitt	Director

Scott L. Webster	Director
The address of each director and executive officer is c/o Orbital Sciences Corporation, 21839 Atlantic Boulevard, Dulles, Virginia 20166.

SCHEDULE II
BENEFICIAL OWNERSHIP OF ORBITAL SECURITIES
BY DIRECTORS AND EXECUTIVE OFFICERS OF
ORBITAL SCIENCES CORPORATION
The following table shows the holdings of Orbital common stock as of December 20, 2006 by each of our directors and executive officers:

	Shares	Total Shares
	Beneficially	and Options	Percent of
Name of Beneficial Owner (1)	Owned(2)	Owned(3)	Class (4)
David W. Thompson	617,511	674,178	1.0%
James R. Thompson(5)	618,122	648,122	1.0%
Garrett E. Pierce	559,947	589,947	*
Ronald J. Grabe	272,093	292,093	*
Carl A. Marchetto	—	50,000	*
Antonio L. Elias	307,801	327,801	*
Susan Herlick	64,381	81,381	*
Edward F. Crawley	20,994	25,994	*
Daniel J. Fink(6)	67,570	72,570	*
Lennard A. Fisk	67,223	72,223	*
Robert M. Hanisee	47,653	52,653	*
Robert J. Hermann	46,910	51,910	*
Ronald T. Kadish	6,664	11,664	*
Janice I. Obuchowski	49,051	54,051	*
James G. Roche	8,387	13,387	*
Frank L. Salizzoni	52,389	57,389	*
Harrison H. Schmitt	38,805	43,805	*
Scott L. Webster	189,116	194,116	*

*	Does not exceed 1% of the outstanding shares.

(1)	The address of each director and executive officer is c/o Orbital Sciences Corporation, 21839 Atlantic Boulevard, Dulles, Virginia 20166.

(2)	Includes shares issuable upon exercise of currently vested stock options, stock options and/or restricted stock units that will vest within 60 days of December 20, 2006, in the following amounts: Edward F. Crawley, 20,000 shares; Antonio L. Elias, 265,000 shares; Daniel J. Fink, 37,000 shares; Lennard A. Fisk, 40,000 shares; Ronald J. Grabe, 218,700 shares; Robert M. Hanisee, 25,000 shares; Susan Herlick, 65,025 shares; Robert J. Hermann, 25,000 shares; Ronald T. Kadish, 10,000 shares; Janice I. Obuchowski, 37,000 shares; Garrett E. Pierce, 449,700 shares; James G. Roche, 10,000 shares; Frank L. Salizzoni, 37,000 shares; Harrison H. Schmitt, 32,000 shares; David W. Thompson, 453,333 shares; James R. Thompson, 377,500 shares; Scott L. Webster, 150,000 shares; and all officers and directors as a group, 2,252,258 shares.

(3)	Sets forth the total amount of Orbital common stock-based holdings for the person, including shares beneficially owned and reported on this table and stock options and/or restricted stock units that will not become exercisable within 60 days of December 20, 2006 (and therefore are not otherwise required to be reported in the table).

(4)	On December 20, 2006, there were 58,652,996 shares of Orbital common stock outstanding.

(5)	Excludes 1,385 shares of Orbital common stock owned by Mr. J.R. Thompson’s wife, with respect to which Mr. Thompson disclaims beneficial ownership.

(6)	Includes 2,000 shares of Orbital common stock with respect to which Mr. Fink shares voting and investment power with his wife.

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